Exhibit 99.1

LENOX GROUP INC REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

March 8, 2006 – Eden Prairie, MN. – Lenox Group Inc (NYSE: LNX), a leading collectible, tabletop and giftware company, today reported financial results for its fourth quarter and year ended December 31, 2005.

Effective September 1, 2005, the Company (formerly Department 56, Inc.) completed the acquisition of Lenox, Inc. (“Lenox”) from Brown Forman Corporation (“the Acquisition”). Subsequent to the Acquisition, the Company changed its name to Lenox Group Inc.

The results of operations explained below include the results of operations of Lenox, Inc. from the Acquisition date of September 1, 2005. The discussion below also reports results of operations excluding the Acquisition which are non-GAAP measures. Management believes these non-GAAP measures provide useful information to investors regarding the Company’s results from continuing operations because it provides a more meaningful comparison and understanding of the Company’s operating performance compared to last year. These non-GAAP measures should not be considered an alternative to the results from operations which are determined in accordance with GAAP. A reconciliation of the GAAP financial measures to the non-GAAP financial measures is attached.

Summary of Results

Revenues for the fourth quarter were $175.5 million compared to $41.6 million in 2004. Revenues for the fiscal year were $330.9 million compared to $162.9 million in the prior year. The increase in revenue for the quarter and full year reflected the impact of the Acquisition. Excluding the results of the Acquisition, revenues for the quarter were $29.6 million compared to $41.6 million in the prior year, or down 29%. Revenues for the year were $135.8 million compared to $162.9 million in the prior year, or down 17%. The decrease in revenue (excluding revenue from the Acquisition) was due to the continued contraction of revenue in the Company’s wholesale gift and specialty channel.

Income from continuing operations for the fourth quarter was $3.6 million or $0.26 per share compared to $4.5 million or $0.33 per share in 2004. Income from continuing operations for the fiscal year was $17.4 million or $1.26 per share compared to $26.8 million or $1.98 per share in the prior year.

Included in the 2004 fiscal year results was $6.9 million of other income from the settlement of litigation, which affects the comparability of 2005 results with those of 2004. Income from continuing operations for fiscal year 2004, adjusted to exclude this $6.9 million of other income and its related tax effect, was $22.4 million, or $1.66 per share.

Excluding the impact of the Acquisition and the litigation settlement, the Company’s income from continuing operations for the fiscal year decreased by 58% from $22.4 million, or $1.66 per share, in the prior year to $9.5 million, or $0.69 per share, in the current year. The decrease in income from continuing operations was driven principally by lower wholesale gift and specialty channel revenue described above and lower gross margin percentages due to the Company’s more aggressive pricing of many of its new items and its decision not to pass on cost increases on some of its existing items.

Commenting on fourth quarter results, Susan Engel, Chairwoman and Chief Executive Officer, said, “Although we were disappointed with our Department 56 wholesale gift and specialty channel sales, we were pleased with the Lenox results in the fourth quarter and the positive impact on our consolidated results. The results were even better than we expected. We were also very pleased with the Department

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56 retail business’s same store sales increase of 6% in the fourth quarter of 2005 which, when combined with the 10% same store sales increase in the third quarter of 2005, gives us strong momentum heading into 2006.”

Business Improvements and Initiatives

During the fourth quarter, the Company undertook a comprehensive review of the businesses, operations and administrative functions of Department 56 and Lenox with a view towards integration and adoption of best practices.

Ms. Engel noted, “I am pleased with the progress of our integration efforts across Department 56 and Lenox. We are evaluating the business practices of both companies and implementing the best from each. We have also begun to reduce costs by leveraging the purchasing power of the combined companies. We believe that a continuing focus on integration will lead to building an effective platform for future growth.”  As a result of this process, the Company has implemented several business improvements and initiatives.

Lenox Brands

The Company completed the previously announced closing of 31 under-performing Lenox retail stores at the end of January. Further, the six Department 56 stores and the 30 Lenox stores have been consolidated into one retail operation enabling some cost reductions and leveraging of fixed costs. In addition, Lenox Direct and the retail stores have been organized under one umbrella entity called Consumer Direct, which will foster merchandising and product development synergies across the retail and direct businesses. Joel Anderson, President of Consumer Direct stated, “We have already seen revenue improvements by adding Department 56 product into Lenox retail and Lenox Direct as well as sales increases from adding Lenox giftware into the Department 56 stores in the 4th quarter. We are looking forward to expanding these opportunities in 2006.”  Ms. Engel added, “This newly integrated retail and direct team combines the best people and systems of Department 56 and Lenox and provides a solid foundation for growth in the direct to consumer and retail channels.”

After a number of years of sales decline, Lenox Direct enjoyed its first year of growth in all three of its channel segments – media, catalog and Internet. “We are optimistic and committed to growing this channel as a way to expand the brand and product awareness of the three tabletop brands as well as having a new avenue for Department 56,” elaborated Ms. Engel. Our strong direct marketing business will enable the Company to expand its involvement in the growing personalization and customization industry in the retail and wholesale channels and across all product segments. Almost no capital investment will be necessary to pursue this segment of business because of the Company’s current manufacturing capabilities.

Lenox, Dansk and Gorham continue to focus on innovation and leading the tabletop industry. “We are excited about continuing our leadership of the fine and high quality casual table top category and on capitalizing on the major opportunity in housewares and the value segments,” noted Ms. Engel. Continuing, Ms. Engel said, “As consumers are entertaining more often in their homes, we envision our brands covering all of their needs.”

Department 56

At the January 2006 trade shows Department 56 successfully introduced a limited selection of Lenox collectibles and Lenox, Dansk and Gorham giftware in its showrooms. The focus of this introduction is to selectively expand the points of presence for all three brands in areas where their distribution could be strengthened.

In January, Department 56 launched its new Tickle line consisting of an extraordinary collection of artist inspired tabletop, jewelry, shawls, scarves, totes, pillows, aromatic candles and wedding accessories. This new line of personal and home accessories will expand Department 56’s presence in its core gift and specialty channel.

The Company also signed an agreement to purchase Willitts Design International as announced in it release on March 7. “We are very pleased to have the opportunity to work with Joe Walsmith of Willitts and support his vision to expand his current product lines into new forms and media” commented Linda Miller, President of Department 56.

Operations

The Company completed its previously announced closing of fine china dinnerware production at the Lenox factory in Pomona, NJ during December. Dinnerware production at the Pomona location was transferred to the Lenox factory in Kinston, North Carolina. The Kinston plant transferred some of its production to overseas vendors in order to have sufficient capacity to incorporate the production from Pomona. The Company plans to sell the Pomona facility.

In addition, the Company signed a new office lease for 126,000 square feet in Bristol, Pennsylvania, which will result in the consolidation of two Lenox office facilities located in Lawrenceville, NJ and Langhorne, PA into one office location. Ms. Engel commented, “Consolidating Lenox into one office location will create more of a ‘one company’ environment where we will realize synergies and efficiencies among product development and marketing professionals from the Lenox wholesale and direct businesses.”  The move to the Bristol office complex is expected to occur in the third quarter. At the same time, the Company will close on the sale of its Langhorne, PA facility and terminate its lease at the Lawrenceville, NJ facility.

Commenting on operations, Tim Schugel, COO and CFO remarked “There are a number of areas where we are already realizing greater efficiency and believe additional opportunities will be realized as we move forward.” In some important support functions such as IT and physical distribution the scale of the combined companies has resulted in cost reduction opportunities of approximately $1.5 to $2 million on an annualized basis. Additional opportunities are still being examined, for example shipping some Lenox product that is sold to the gift and specialty channel through the Department 56 China direct fulfillment operation.

Summarizing, Ms. Engel said, “We are passionate about all of our brands. Each of these brands offers consumers a different design profile at differentiated price points. However, all of our brands have the same focus of providing creative design, attention to detail and excellent quality to add value and uniqueness for our consumers.”

Fourth Quarter Performance from Continuing Operations

Wholesale Segment
Revenues were up 131% to $85.0 million from $36.8 million in 2004 reflecting the impact of the Acquisition. Excluding the impact of the Acquisition, revenues were down 34% to $24.2 million. The decrease in revenue was principally due a reduction of product shipments as a result of the decline in the

Company’s wholesale order rate discussed below. The decrease was also due to the Company shipping proportionately more of its orders in the first three quarters of the fiscal year and proportionately less in the fourth quarter of the fiscal year compared to the prior fiscal year.

The gross margin percentage was 33% in 2005 compared to 47% in the prior year reflecting the impact of the Acquisition. The gross margin percentage for the Lenox wholesale business of 29% was negatively impacted by a $6.4 million purchase accounting amortization charge related to the write up of inventory to its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. Excluding the impact of the Acquisition, the gross margin percentage was 44% compared to 47% in 2004. This decrease in the gross margin percentage was primarily due to the Company’s more aggressive pricing of many of its new items and its decision not to pass on cost increases on some of its existing items.

Selling expenses were $11.2 million, or 13% of sales, compared to $4.7 million, or 13% of sales, in the prior year reflecting the impact of the Acquisition. Excluding the impact of the Acquisition, selling expenses were $3.9 million, or 16% of sales, in 2005. The increase in selling expense as a percentage of sales was due to certain fixed selling expenses that did not decrease proportionally with the sales decrease.

Retail Segment
Revenues were $58.0 million compared to $4.8 million in the prior year reflecting the impact of the Acquisition. Excluding the impact of the Acquisition, revenues were up 12% to $5.4 million. The increase in revenue was due to a same-store sales increase of 6% and the operation of a temporary store during the fourth quarter of 2005, but not during the fourth quarter of 2004.

The gross margin percentage was 57% compared to 73% in the prior year reflecting the impact of the Acquisition. In the fourth quarter of 2005, the Lenox retail business was liquidating excess product acquired as part of the Acquisition. The impact of liquidating this excess product normally would have resulted in lower gross margins for the Lenox retail business. However, this impact was offset by the requirement to value Lenox inventory at its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. The impact of this purchase accounting adjustment was approximately $4.3 million. Excluding the impact of the Acquisition, the gross margin percentage was 69% compared to 73% in 2004. The decrease in the gross margin percentage was principally due to higher markdowns and the Company’s more aggressive pricing of many of its new items as discussed under the wholesale segment above.

Selling expenses were $15.8 million, or 27% of sales, compared to $1.8 million, or 37% of sales, in the prior year reflecting the impact of the Acquisition. Excluding the impact of the Acquisition, selling expenses were $2.3 million, or 42% of sales, in 2005. The increase in selling expense as a percentage of sales was due to an increase in strategic consulting costs and operating a temporary store in the fourth quarter of 2005 that was not operated in the fourth quarter of 2004.

Direct Segment
Revenues from the direct business which was acquired as part of the Acquisition were $32.4 million. The gross margin percentage was 62%. The gross margin percentage for the direct business during the quarter was negatively impacted by a $2.1 million purchase accounting amortization charge related to the write up of inventory to its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. Selling expenses were $12.8 million, or 40% of sales.

Corporate
Unallocated general and administrative expense was $31.6 million compared to $7.3 million in 2004 reflecting the impact of the Acquisition. Excluding the impact of the Acquisition, unallocated general and administrative expense was $9.8 million. The increase was principally due to higher employee benefit expense.

Full Year Performance from Continuing Operations

Wholesale Segment
Revenues were up 42% to $217.0 million from $153.1 million in 2004 reflecting the impact of the Acquisition. Excluding the impact of the Acquisition, revenues were down 18% to $124.9 million. This decrease in revenue was principally due to a reduction in product shipments as a result of the decline in the Company’s wholesale order rate discussed below.

The gross margin percentage was 40% compared to 52% in the prior year reflecting the impact of the Acquisition. The gross margin percentage for the Lenox wholesale business of 33% was negatively impacted by an $8.7 million purchase accounting amortization charge related to the write up of inventory to its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. Excluding the impact of the Acquisition, the gross margin percentage was 46% compared to 52% in 2004. This decrease in the gross margin percentage was primarily due to the Company’s more aggressive pricing of many of its new items and its decision not to pass on cost increases on some of its existing items.

Selling expenses were $24.1 million, or 11% of sales, compared to $15.5 million, or 10% of sales, in the prior year reflecting the impact of the Acquisition. Excluding the impact of the Acquisition, selling expenses were $14.5 million, or 12% of sales in 2005. The increase in selling expense as a percentage of sales was due to certain fixed selling expenses that did not decrease proportionally with the sales decrease.

Retail Segment
Revenues were $72.8 million compared to $9.8 million in the prior year reflecting the impact of the Acquisition. Excluding the impact of the Acquisition, revenues were up 12% to $11.0 million. The increase in revenue was principally due to a same-store sales increase of 6% and the opening of a new retail store in June 2004 (which operated during the entire year in 2005, but only a portion of 2004).

The gross margin percentage was 59% compared to 74% in the prior year reflecting the impact of the Acquisition. Subsequent to the acquisition date of September 1, 2005, the Lenox retail business was liquidating excess product acquired as part of the Acquisition. The impact of liquidating this excess product normally would have resulted in lower gross margins for the Lenox retail business. However, this impact was offset by the requirement to value Lenox inventory at its estimated selling price less cost of disposal under purchase accounting on the opening balance sheet date. The impact of this purchase accounting adjustment was approximately $5.8 million. Excluding the impact of the Acquisition, the gross margin percentage was 69% compared to 74% in the prior year. The decrease in the gross margin percentage was principally due to higher markdowns and the Company’s more aggressive pricing of many of its new items as discussed under the wholesale segment above.

Selling expenses were $23.5 million, or 32% of sales, compared to $6.5 million, or 66% of sales in the prior year reflecting the impact of the Acquisition. Excluding the impact of the Acquisition, selling expenses were $6.5 million, or 59% of sales, in 2005. The decrease in selling expense as a percentage of sales was primarily due to the relocation of one of the Company’s retail stores and the resulting gain in connection with the buyout of the previous lease.

Direct Segment
Revenues from the direct business acquired as part of the Acquisition were $41.1 million. The gross margin percentage was 62%. The gross margin percentage for the direct business for the year was negatively impacted by a $2.8 million purchase accounting amortization charge related to the write up of inventory to its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. Selling expenses were $17.0 million, or 41% of sales.

Corporate
Unallocated general and administrative expense was $58.9 million compared to $29.2 million in 2004 reflecting the impact of the Acquisition. Excluding the Acquisition, unallocated general and administrative expense was $29.8 million.

Discontinued Operations

The Company completed the closing of its Time to Celebrate business during the fourth quarter of 2005 and its Geppeddo seasonal kiosk business during the first quarter of 2004. Results for these businesses have been reclassified as discontinued operations for all periods presented.

Wholesale Customer Orders (Excluding Orders Received by Lenox)

The Company received wholesale customer orders of $127.1 million in 2005 which were down 16% compared to the $151.6 million of orders received in 2004. Orders during the fourth quarter of $3.0 million were up 34% relative to orders of $2.2 million in the fourth quarter of 2004.

For 2005, orders for the Company’s Village Series products of $55.4 million were down 21% compared to $70.2 million in the prior year, while Giftware orders of $71.7 million were down 12% from $81.4 million in the prior year. For the fourth quarter, orders for Village Series products of $1.0 million were down 4% compared to $1.1 million in the prior year, and orders for Giftware products of $1.9 million were up 72% from $1.1 million in the prior year.

Fiscal 2006 Outlook

The Company has benefited disproportionately from the Lenox earnings results during 2005, as the Lenox business historically is most profitable during the last four months of the calendar year. The Lenox business historically has operated at a loss during the first eight months of the year.

The Company intends to provide an outlook on a consolidated basis for fiscal 2006 in conjunction with the release of its first quarter financial results.

About Lenox Group Inc

Lenox Group Inc is a market leader in quality tabletop, collectible and giftware products sold under the Department 56, Lenox, Gorham and Dansk brand names. The Company sells its products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, and direct-to-the-consumer through catalogs, direct mail, and the Internet.

Investors will have the opportunity to listen to the Company’s March 9th, 2006 conference call over the Internet at www.earnings.com. To listen to the live call, please go to the website at least fifteen minutes prior to the 9:00 a.m. ET call. For those who cannot listen to the live broadcast, a replay will be available.

Investor Contact

Gregg Peters

Telephone:  (952) 944-5600

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Such risk and uncertainties that could affect performance include, but are not limited to, the ability of Lenox Group Inc. to: (1) integrate Lenox into its business; (2) achieve revenue or cost synergies; and (3) generate cash flow to pay off debt. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2004 dated March 17, 2005 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

LENOX GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

					52 Weeks		52 Weeks
	Quarter Ended				Ended		Ended
	December 31,		January 1,		December 31,		January 1,
	2005		2005		2005		2005

NET SALES	$175,472		$41,643		$330,915		$162,908
COST OF SALES	94,116	53.6%	20,865	50.1%	174,985	52.9%	76,617	47.0%

Gross Profit	81,356	46.4%	20,778	49.9%	155,930	47.1%	86,291	53.0%

Selling, general and administrative expenses	71,409	40.7%	13,815	33.2%	123,441	37.3%	51,175	31.4%

OPERATING INCOME FROM CONTINUING OPERATIONS	9,947	5.7%	6,963	16.7%	32,489	9.8%	35,116	21.6%

Interest expense	3,998	2.3%	98	0.2%	5,735	1.7%	493	0.3%
Litigation settlement	—	0.0%	—	0.0%	—	0.0%	(6,871)	-4.2%
Other, net	2	0.0%	(219)	-0.5%	(744)	-0.2%	(414)	-0.3%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,947	3.4%	7,084	17.0%	27,498	8.3%	41,908	25.7%

INCOME TAX EXPENSE	2,312	1.3%	2,551	6.1%	10,146	3.1%	15,088	9.3%

INCOME FROM CONTINUING OPERATIONS	3,635	2.1%	4,533	10.9%	17,352	5.2%	26,820	16.5%

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(1,017)		(410)		(2,182)		(3,036)

NET INCOME	$2,618		$4,123		$15,170		23,784

INCOME PER SHARE - BASIC:
INCOME PER SHARE FROM CONTINUING OPERATIONS	$0.27		$0.34		$1.27		$2.01
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	(0.07)		(0.03)		(0.16)		(0.23)
NET INCOME PER SHARE - BASIC	$0.19		$0.31		$1.11		$1.78

INCOME PER SHARE - ASSUMING DILUTION:
INCOME PER SHARE FROM CONTINUING OPERATIONS	$0.26		$0.33		$1.26		$1.98
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	(0.07)		(0.03)		(0.16)		(0.22)
NET LOSS PER SHARE - ASSUMING DILUTION	$0.19		$0.30		$1.10		$1.76

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,702		13,510		13,669		13,342
ASSUMING DILUTION	13,729		13,734		13,752		13,530

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A from continuing operations)	$3,481		$900		$6,872		$3,609

LENOX GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

	December 31,	January 1,
	2005	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,279	$33,743
Short-term investments	—	11,150
Accounts receivable, net	55,563	28,488
Inventories	94,346	13,581
Deferred taxes	13,380	4,304
Other current assets	8,411	3,045
Current assets of discontinued operations	—	2,430
Total current assets	172,979	96,741

PROPERTY AND EQUIPMENT, net	71,428	15,708
ASSETS HELD FOR SALE	17,018	—
GOODWILL, net	53,769	37,074
TRADEMARKS, net	121,971	13,761
OTHER INTANGIBLES, net	17,037	656
MARKETABLE SECURITIES	2,449	2,930
OTHER ASSETS	13,277	293
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	—	225
	$469,928	$167,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long term debt	$10,000
Borrowings on revolving credit facility	10,468
Accounts payable	31,270	$6,028
Accrued compensation and benefits payable	16,538	5,303
Income tax payable	6,590	1,547
Severance and restructuring reserves	12,201	—
Other current liabilities	6,554	1,516
Current liabilities of discontinued operations	32	53
Total current liabilities	93,653	14,447

DEFERRED COMPENSATION OBLIGATION	2,489	2,929
PENSION OBLIGATIONS	87,014	—
POSTRETIREMENT OBLIGATIONS	28,560	—
DEFERRED TAXES	1,424	5,425
LONG TERM DEBT	90,250	—
OTHER NONCURRENT LIABILITIES	4,789	830
STOCKHOLDERS’ EQUITY	161,749	143,757
	$469,928	$167,388

Reclassifications - Certain reclassifications were made to the January 1, 2005 condensed consolidated balance sheets in order to conform to the presentation of the December 31, 2005 condensed consolidated balance sheet. These reclassifications had no impact on consolidated net income or retained earnings as previously reported.

LENOX GROUP, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION FROM CONTINUING OPERATIONS (UNAUDITED)

(In thousands)

					52 Weeks		52 Weeks
	Quarter Ended				Ended		Ended
	December 31,		January 1,		December 31,		January 1,
	2005		2005		2005		2005
WHOLESALE:
Net sales	$85,038	100.0%	$36,808	100.0%	$217,009	100.0%	$153,139	100.0%
Gross margin	28,122	33.1%	17,224	46.8%	87,574	40.4%	79,106	51.7%
Selling expenses	11,198	13.2%	4,746	12.9%	24,076	11.1%	15,520	10.1%
Income from operations	16,924	19.9%	12,478	33.9%	63,498	29.3%	63,586	41.5%

RETAIL:
Net sales	$58,021	100.0%	$4,835	100.0%	$72,777	100.0%	$9,769	100.0%
Gross margin	33,289	57.4%	3,553	73.5%	42,745	58.7%	7,185	73.5%
Selling expenses	15,824	27.3%	1,794	37.1%	23,483	32.3%	6,474	66.3%
Income from operations	17,465	30.1%	1,759	36.4%	19,262	26.5%	711	7.3%

DIRECT:
Net sales	$32,413	100.0%	—		$41,129	100.0%	—
Gross margin	19,945	61.5%	—		25,611	62.3%	—
Selling expenses	12,822	39.6%	—		16,971	41.3%	—
Income from operations	7,123	22.0%	—		8,640	21.0%	—

CORPORATE -
Unallocated general and administrative expenses	$(31,565)		$(7,274)		$(58,911)		$(29,181)

CONSOLIDATED:
Net sales	$175,472		$41,643		$330,915		$162,908
Operating income from continuing operations	9,947	5.7%	6,963	16.7%	32,489	9.8%	35,116	21.6%

In connection with the Company’s acquisition of Lenox from Brown Forman, the Company has redefined its operating segments to include three reportable segments – Wholesale, Retail, and Direct. Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different. The segmentation of these operations also reflects how the Company’s chief executive officer (the CEO) currently reviews the results of these operations. Operating income (loss) from continuing operations for each operating segment includes specifically identifiable operating costs such as cost of sales and selling expenses. General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the corporate category. Other components of the statement of operations, which are classified below operating income (loss) from continuing operations, are also not allocated by segment. In addition, the Company does not account for or report assets, capital expenditures or certain depreciation and amortization by segment. All transactions between operating segments have been eliminated and are not included in the following table.

Reclassifications - Certain reclassifications were made to the quarter and 52 weeks ended January 1, 2005 segment information in order to conform to the presentation of the quarter and 52 weeks ended December 31, 2005.  These reclassifications had no impact on consolidated net income as previously reported.

Reconciliation of Non-GAAP Financial Measures

(in millions except per share amounts)

	Quarter Ended			52 Weeks Ended
	December 31, 2005			December 31, 2005
	Consolidated	Lenox	Department 56	Consolidated	Lenox	Department 56
	(GAAP measure)	adjustment	(non-GAAP measure)	(GAAP measure)	adjustment	(non-GAAP measure)

WHOLESALE:
Net sales	$85.0	$60.8	$24.2	$217.0	$92.1	$124.9
Gross margin	28.1	17.4	10.8	87.6	30.5	57.1
Gross margin as a % of net sales	33%	29%	44%	40%	33%	46%
Selling expenses	11.2	7.3	3.9	24.1	9.6	14.5
Selling expenses as a % of net sales	13%	12%	16%	11%	10%	12%
Income from operations	16.9	10.1	6.8	63.5	20.9	42.6

RETAIL:
Net sales	$58.0	$52.6	$5.4	$72.8	$61.8	$11.0
Gross margin	33.3	29.5	3.7	42.7	35.2	7.5
Gross margin as a % of net sales	57%	56%	69%	59%	57%	69%
Selling expenses	15.8	13.6	2.3	23.5	17.0	6.5
Selling expenses as a % of net sales	27%	26%	42%	32%	28%	59%
Income from operations	17.5	16.0	1.5	19.3	18.2	1.1

DIRECT:
Net sales	$32.4	$32.4	—	$41.1	$41.1	—
Gross margin	19.9	19.9	—	25.6	25.6	—
Gross margin as a % of net sales	62%	62%		62%	62%
Selling expenses	12.8	12.8	—	17.0	17.0	—
Selling expenses as a % of net sales	40%	40%		41%	41%
Income from operations	7.1	7.1	—	8.6	8.6	—

CORPORATE -
Unallocated general and administrative expenses	$(31.6)	$(21.8)	$(9.8)	$(58.9)	$(29.1)	$(29.8)

CONSOLIDATED:
Net sales	$175.5	$145.9	$29.6	$330.9	$195.1	$135.8
Operating income (loss) from continuing operations	9.9	11.4	(1.5)	32.5	18.6	13.8

Operating Expense (Income):
Interest expense	4.0	4.0	(0.0)	5.7	5.5	0.2
Other, net	0.0	(0.0)	0.0	(0.7)	(0.0)	(0.7)

Income Tax expense	2.3	2.9	(0.5)	10.2	5.3	4.9

Income from continuing operations	$3.6	$4.5	$(0.9)	$17.3	$7.9	$9.5

Income from continuing operations per share - assuming dilution	$0.26	$0.33	$(0.07)	$1.26	$0.57	$0.69